Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

Vineyard National Bancorp Announces the Completion of the Redemption
of the 5.60% Series B Noncumulative Convertible Preferred Stock

Rancho Cucamonga, California, June 4, 2004 -- Vineyard National Bancorp (Nasdaq: VNBC) (the “Company”) announced that as of June 3, 2004, essentially all of the Company’s outstanding 5.60% Series B Noncumulative Convertible Preferred Stock ($25.00 liquidation preference per share) (the “Series B Preferred Stock”) had been converted into approximately 864,000 shares of the Company’s common stock, bringing the new total of shares issued and outstanding to approximately 4,015,000.

The conversion effect of all of these shares of the Series B Preferred Stock had already been included in the Company’s financial reporting for diluted earnings per share results for the periods ended December 31, 2003 and March 31, 2004, as well as management’s earnings estimates for 2004.

With the redemption and conversion now completed, the Company will preserve its cash resources by approximately $1.6 million per annum.

On June 3, 2004, the Company redeemed 2,405 shares of its Series B Preferred Stock that elected not to convert into common stock at a redemption price of $25.00 per share, plus declared and unpaid dividends, for an aggregate approximate amount of $232,000. The 2,405 shares redeemed were a portion of the 1,150,000 total shares of Series B Preferred Stock which the Company issued in September 2003.

For the 1,147,595 shares which did convert, the conversion price was $33.22 per share of common stock for an equivalent conversion ratio of 0.75256 shares of Company common stock for every share of Series B Preferred Stock (as adjusted for stock dividends).

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service banking centers in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Anaheim, San Diego, and Irvine, California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol “VNBC.”

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 278-0041
Email address: shareholderinfo@vineyardbank.com